                         [Ropes & Gray LLP Letterhead]

                                          June 5, 2006

Columbia Mid Cap Growth Fund
c/o Columbia Funds Series Trust I
One Financial Center
Boston, Massachusetts 02111-2621

Ladies and Gentlemen:

We consent to the filing of the form of legal opinion our firm expects to deliver in connection with the proposed combination of Columbia Mid Cap Growth Fund, a series of Columbia Funds Series Trust I, with Columbia Marsico Mid Cap Growth Fund, a series of Columbia Funds Series Trust, with and as part of the registration statement of the Trust on Form N-14.

                                                  Very truly yours,

                                                  /s/ Ropes & Gray LLP